Exhibit 12

November 26, 2019

Board of Directors

ERC Homebuilders 1, Inc.

To the Board of Directors:

We are acting as counsel to ERC Homebuilders 1, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 8,333,333 shares of the Company’s Class A Preferred Stock, as well as the Company’s Class A Common Stock into which the Class A Preferred Stock may convert.

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation and the amendment thereto, the bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the shares of Class A Preferred Stock, and Class A Common Stock into which the Class A Preferred Stock may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the offering statement and the use of our name wherever it appears in the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP

By Jamie Ostrow, Partner
CrowdCheck Law LLP

CrowdCheck Law LLP P.O. Box 70743, Washington D.C. 20024

2